UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported )	January 8, 2008

FairPoint Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-56365	13-3725229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 East Morehead Street, Suite 250, Charlotte, North Carolina		28202
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(704) 344-8150

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[X] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events.

On January 8, 2008, FairPoint Communications, Inc. (the “Company”), Verizon New England Inc. (“Verizon New England”), the Vermont Department of Public Service (the “Department”) and certain affiliates of Verizon New England filed a joint stipulation (the “Stipulation”) with the State of Vermont Public Service Board (the “VPSB”) relating to the Company’s proposed acquisition of the local exchange business and related landline activities of Verizon Communications Inc. (“Verizon”) in Vermont, Maine and New Hampshire through a merger of Northern New England Spinco Inc. (“Spinco”), a subsidiary of Verizon, with and into the Company (the “Merger”).  The Stipulation constitutes a recommendation by the parties thereto to the VPSB to approve the Merger subject to the terms and conditions contained in the Stipulation.

The Stipulation provides for, among other things: (i) the Company making minimum capital expenditures in Vermont of $41 million and $40 million, respectively, in the first year and the succeeding two years following the consummation of the Merger; (ii) a 35% reduction in the Company's anticipated annual dividend rate following the Merger until such time as the Company satisfies certain financial conditions set forth in the Stipulation; (iii) restrictions on the Company’s ability to pay dividends if following the third full fiscal quarter following the closing of the Merger the Company does not satisfy specified financial ratio tests set forth in the Stipulation; (iv) the Company paying annually the greater of $35 million or 90% of Free Cash Flow (defined in the Stipulation as the cash flow remaining after all operating expenses, interest payments, tax payments, capital expenditures, dividends and other routine cash expenditures have occurred) to reduce the principal amount of the term loan which the Company expects to obtain in connection with the Merger; (v) the Company’s adopting a Performance Enhancement Plan to solidify its commitment to improve service quality and broadband availability in Vermont; and (vi) an independent third party monitor for the Transition Services Agreement cutover process for the conversion from Verizon’s systems to the Company’s systems.  In addition, pursuant to the Stipulation, Verizon New England will provide at or before closing a contribution to Spinco that will increase Spinco’s working capital in the amount of $235.5 million in addition to the amount specified for working capital in the Distribution Agreement between Verizon and Spinco as in effect as of the date of the Stipulation, which amount is to be used by the Company to reduce the term loan which the Company expects to obtain in connection with the Merger (either by incurring less indebtedness or by repaying the term loan amount not later than 30 days after the closing of the Merger).

The VPSB may adopt or reject the Stipulation in its entirety or make modifications to the Stipulation.

The foregoing summary of the Stipulation is qualified in its entirety by reference to the full text of the Stipulation which is being furnished by being attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On January 8, 2008, the Company issued a press release announcing the Stipulation (the “Press Release”). The Press Release is being furnished by being attached hereto as Exhibit 99.2.

The Company has filed, and the Securities and Exchange Commission (“SEC”) has declared effective, a registration statement in connection with the Merger pursuant to the Agreement and Plan of Merger, dated as of January 15, 2007, by and among the Company,

Verizon and Spinco, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of April 20, 2007, Amendment No. 2 to Agreement and Plan of Merger, dated as of June 28, 2007, Amendment No. 3 to Agreement and Plan of Merger, dated as of July 3, 2007, and Amendment No. 4 to Agreement and Plan of Merger, dated as of November 16, 2007, in each case, by and among the Company, Verizon and Spinco.  The Company urges investors to read this document and other materials filed and to be filed by the Company relating to the Merger because they contain and will contain important information.  Investors may obtain free copies of the registration statement, as well as other filed documents containing information about the Company and the Merger, at www.sec.gov, the SEC’s website.  Investors may also obtain free copies of these documents and the Company’s other SEC filings at www.fairpoint.com under the Investor Relations section, or by written request to FairPoint Communications, Inc., 521 E. Morehead Street, Suite 250, Charlotte, NC 28202, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Item 9.01         Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description

99.1	Stipulation filed with the State of Vermont Public Service Board on January 8, 2008

99.2	Press Release, dated January 8, 2008

The information in this Current Report, including the exhibits attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section.  The information in this Current Report, including the exhibits attached hereto, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ John P. Crowley
Name: John P. Crowley
Title: Executive Vice President and
Chief Financial Officer

Date:  January 8, 2008